Exhibit 99.1

Marvell to Sell Automotive Ethernet Business to Infineon for

$2.5 Billion in Cash

Delivers Compelling Financial Returns for Marvell Shareholders

SANTA CLARA, Calif., April 7, 2025 — Marvell Technology, Inc. (NASDAQ: MRVL), a leader in data infrastructure semiconductor solutions, today announced that it has entered into a definitive agreement under which Infineon Technologies AG (“Infineon”) will acquire Marvell’s Automotive Ethernet business in an all-cash transaction valued at $2.5 billion. This business in fiscal 2026 is expected to generate revenue in the range of $225-250 million. The acquisition includes Marvell’s Brightlane® Automotive Ethernet portfolio and related assets. This transaction has been approved by Marvell’s Board of Directors, and is expected to close within calendar year 2025, subject to customary closing conditions and regulatory approvals.

“Marvell has transformed itself into a leading data infrastructure solutions provider, with the data center end market driving 75% of consolidated revenue in the fiscal fourth quarter of 2025,” said Matt Murphy, Chairman and CEO of Marvell. “We are immensely proud of the progress we have made in organically growing our Automotive Ethernet business. We believe this transaction delivers the strongest financial return for Marvell shareholders, given its compelling valuation. With Infineon’s optimized platform for automotive applications, we are confident the Automotive Ethernet business is well positioned for continued growth and success.”

Marvell plans to discuss the transaction on its upcoming conference call to review its first quarter of fiscal 2026 financial results, which is scheduled for Thursday, May 29, 2025, at 1:45 p.m. Pacific Time.

About Marvell

To deliver the data infrastructure technology that connects the world, we’re building solutions on the most powerful foundation: our partnerships with our customers. Trusted by the world’s leading technology companies for over 25 years, we move, store, process and secure the world’s data with semiconductor solutions designed for our customers’ current needs and future ambitions. Through a process of deep collaboration and transparency, we’re ultimately changing the way tomorrow’s enterprise, cloud, automotive, and carrier architectures transform—for the better.

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For further information, contact:

Investors

Ashish Saran

Senior Vice President, Investor Relations

408-222-0777

ir@marvell.com

Media

pr@marvell.com

FGS Global

212-687-8080

Marvell@fgsglobal.com